EXHIBIT 10.1

EJ MEDIA GROUP LLC

February 15, 2016

Friendable, Inc.
1821 S. Bascom Ave.
Campbell, CA 95008
ATTN: Robert Rositano

RE: PUBLIC RELATIONS AGREEMENT FOR FRIENDABLE

TERM

Friendable, Inc. (hereafter referred to as "you") and EJ Media Group LLC (hereafter referred to as “we” or "us") hereby agree that we will be the public relations representative for Friendable for the United States.  The initial engagement will be for a period of three (3) months commencing on the date of this agreement (such engagement period is hereafter referred to as "Term"). Should you and we decide to extend the engagement beyond this, all terms and conditions indicated below will still apply.

EJ MEDIA GROUP LLC RESPONSIBILITIES AND OPERATIONS

We will be responsible, as appropriate, for: coordinating the agreed upon media coverage relating to Friendable (including all forms of print media, television and internet) within the United States of America; supervising the preparation and issuance of press releases, pitch letters and media alerts; providing general media interview preparation; and coordinating and supervising any other activities which we determine are appropriate.

We will be available to consult with you periodically regarding publicity and we will keep you apprised of our activities on behalf of you. We will make best efforts to obtain media coverage for you, however, you acknowledge that such coverage is beyond our control and therefore there is no guarantee for specific results from this engagement.

Specifically excluded from our responsibilities are: booking of events; more formal media training, which would require the services of a specialist; writing of extensive biographies or company backgrounders, which would require the services of a specialist; design and production of invitations, EPKs and other collateral material, which would require the services of a specialist; Account Executive travel and introductions for other than press/editorial purposes.

The day-to-day operations will be handled under the direction of an Account Executive as well as the support of other key staff.

While the Account Executive will be available to cover some events and/or interviews, it is understood that scheduling and other demands may limit such involvement. In those cases, at the sole discretion of the Account Executive, a qualified other EJ Media Group staff member may perform these escorting functions.

FRIENDABLE, INC. RESPONSIBILITIES

You will appoint a sole representative to act on your behalf with the authority to provide us with the necessary approvals that may be required for the coordination of all aspects of the public relations services. We will not be responsible for missed deadlines and/or related late charges, penalties or loss of income due to your delays in making approvals by pre-determined and pre-advised deadlines.

You will be responsible for the accuracy and completeness of any information provided to us. Furthermore, you are responsible for approval and final proofing of all press releases, biographies and quotes from you or your representatives, and for approval of any photographs that may be used for distribution and reproduction.

PUBLICITY SERVICES FEE, EXPENSES AND PAYMENT TERMS

You agree that our fee for the services indicated above will be Eight Thousand Dollars ($8,000) per month during the Term (“Publicity Services Fees”) and that you will pay us Eight Thousand Dollars ($8,000) immediately (i.e., upon signature of this Agreement).

Reasonable expenses are not included in the Publicity Services Fees and will be billed separately. Please see details on the attached Expense Agreement; the Expense Policy Agreement is deemed incorporated herein and will be considered part of this contract. You will be required to pay a $500 deposit against expenses, and that deposit will be applied to the final expense bill with any unapplied balance refunded. Publicity Service Fees which are past due 30 days after receipt of the invoice are subject to a 1.5% per-month late fee. Returned checks are subject to a 5% surcharge.

RIGHTS/RELEASES/INDEMNIFICATION

You hereby grant us the right to use the name and approved material for Friendable in connection with our services.

You release us and our employees and agents, and accordingly acknowledge that you are waiving your right to claim damages for conduct, from any liability arising out of our performance of services on behalf of you, except in the case of gross negligence or willful misconduct. In no event shall we be liable for special, punitive or consequential damages and our liability shall in no event exceed the amount of fees paid to us hereunder.

You and we each warrant and represent that we each have the full right to enter into this agreement. You agree to be fully liable to us for all payments due to us thereunder.

We cannot independently verify factual material supplied to us by you or your agents, and therefore you will indemnify and hold us harmless for any claims, loss, damage, expenses (including attorney's fees), or other legal liability arising out of information or material supplied by you and contained in any reports, press releases or other material distributed by us.

This Agreement embodies the entire understanding and agreement of the parties hereto in relation to the subject matter hereof, and no terms, conditions, representations or warranty, express or implied, not herein set forth, shall bind any party hereto.

If any provision of this Agreement shall be declared illegal or ineffectual by a Court of competent jurisdiction, then none of the other provisions of this Agreement shall be considered impaired or affected and such other provisions shall continue in full force and effect.

The laws of the State of New York shall govern this Agreement and if there is any litigation, the prevailing party will be paid its reasonable attorney fees by the other party.

LIMITATIONS

You acknowledge that we are generally engaged in public relations and communications activities for you and for third parties, and shall devote only so much time to you as shall be necessary to perform the services referred to in this contract; provided, however, that at all times we shall devote sufficient staff and resources to fulfill our duties under this Agreement.

TERMINATION

Either party may terminate this agreement before the end of the Term if the other party is in default. To exercise this termination option, written notice and indication of the nature of the default must be delivered to the offending party. The offending party will have fifteen (15) days to remedy the problem, but if the default is not satisfactorily remedied by that time, the non-offending party may terminate this agreement with a second written notice. The date of termination will be thirty (30) days after delivery of this notice to terminate. All fees earned and expenses incurred by us through the termination date will be due and payable upon termination.

Kindly indicate agreement of terms by signing below and returning to us immediately with the payments indicated above. This agreement may be signed in counterparts, and a facsimile or PDF-format signature shall constitute an original. We are looking forward to working with you and enjoying a long and prosperous relationship.

ACCEPTED AND AGREED:

FRIENDABLE, INC.		EJ MEDIA GROUP LLC

By:	/s/ Robert Rositano	By:	/s/ Elizabeth Rosenthal Traub
	Robert Rositano		Elizabeth Rosenthal Traub

Exhibit A

to the Agreement between EJ Media Group LLC and Friendable, Inc.

Dated February 15, 2016

Expense Policy Agreement:

General Terms: Expenses will be billed on a monthly basis and are payable within 10 days of receipt.  No single expenditure in an amount in excess of $250 will be incurred without specific client approval.

Outside Expenses: 10% accounting fee on advances to third parties on behalf of clients.  However, whenever possible we would like to have third party billing for these expenses.  The client will allow us to use their accounts for services like Fedex, Messengering, etc., if possible.

Entertainment & Editorial Meetings: It may be beneficial to the client for EJ Media Group to meet with and pitch editors and other key individuals over a meal or at an event.  In these cases, the cost of the meal/event will be billed back to the client; if multiple clients were pitched at the same time, the cost will be pro-rated among these corresponding clients.

Database Services: There is an annual charge of $500 for database services. If EJ Media is actively pitching gift guides, there is an annual charge of $300.

Travel:  All travel related expenses including meals, cab fare, airport transfers, and hotel incidentals are the responsibilities of the client.  EJ Media Group requests that all hotel, airfare, car rental and car service be arranged for and paid in advance by the client.  If EJ Media Group employees are required to travel on behalf of the client, EJ Media Group uses the following guidelines. Air Travel: Business Class; Car Rental: Mid-sized; Hotel: Reputable establishment, single occupancy.

Client Events: It should be noted that when there are client events requiring our staff to work, the client will be responsible for all cab fare and car service charges.  Whenever possible, staff will split cabs to minimize costs. Modest meals may also be necessary for those staff required to work through reasonable dinner times.  In any case, such day-of event expenses will not exceed a total of $500 per event without client sign off.

Photography, Biographies and Graphic Design Needs:  If a client requires a biography, photographs or graphic design work, EJ Media Group can suggest a number of appropriate suppliers.  Clients are responsible for all facets of an agreement with a photographer, graphic designer, or writer, including fees, supplies, overtime, negative ownership, etc. Whenever possible direct billing is to be arranged between the client and the third party.